ITEX Corporation announces one-for-five Reverse Stock Split

Bellevue, WA – April 15,  2010 – ITEX Corporation (OTC Bulletin Board: ITEX), The Membership Trading Community(SM), a leading marketplace for cashless business transactions in North America, today announced a one for five reverse stock split of its common stock will take effect as of 12:01 a.m. Eastern Daylight Time on May 3, 2010 (the “Effective Time”).

As a result of the reverse stock split, every five shares of ITEX’s common stock that are issued and outstanding immediately prior to the Effective Time will be automatically combined into one issued and outstanding share.  No fractional shares will be issued in connection with the reverse stock split.  Stockholders who are entitled to fractional shares will receive a cash payment in lieu of receiving fractional shares equal to the fractional share interest multiplied by $1.50 per share on a pre-split basis.

The number of shares of ITEX’s common stock issued and outstanding will be reduced from 18,027,914 shares to approximately 3,605,307 shares.  ITEX filed an amendment to its Articles of Incorporation to effect the reverse stock split.  The authorized shares will be proportionally reduced from 45,000,000 to 9,000,000 shares.

Effective May 3, 2010, ITEX’s common stock will begin trading on the OTC Bulletin Board on a split-adjusted basis under the symbol “ITEXD” for a period of 20 trading days.  Thereafter, our trading symbol will revert back to the original symbol, “ITEX.”

Steven White, ITEX Chairman and CEO stated, “The reverse split will convert a couple hundred small stock positions into a fractional share, which the Company will cash out.  Eliminating these stockholders will provide better efficiencies and lower costs for the ongoing management of our shareholder base, and positions us for other stockholder value strategies.”

About ITEX

ITEX, The Membership Trading Community(SM), is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of April 15, 2010, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com